UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 11, 2006

Date of Report (Date of earliest event reported)

AAR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-6263	36-2334820
(Commission File Number)	(IRS Employer Identification No.)

One AAR Place, 1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code:  (630) 227-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement

On April 11, 2006, the Board of Directors of AAR CORP. (the “Company”) approved the acceleration of the vesting of all outstanding unvested stock options granted by the Company to employees, executive officers, and members of the Board of Directors. These stock options were granted principally in July 2003. As a result of this action, approximately 679,400 stock options that were scheduled to vest in fiscal 2007, 2008 and 2009 will become fully exercisable effective May 1, 2006.

The accelerated vesting enables the Company to reduce the amount of future compensation expense that would otherwise be required to be recognized in its consolidated statements of operations with respect to these options upon the adoption of SFAS
No. 123(R), “Share-Based Payment” which becomes effective for the Company June 1, 2006. The aggregate future pre-tax expense that is eliminated as a result of the acceleration is approximately $1.8 million. The acceleration will result in a non-case, pre-tax stock compensation expense of approximately $0.4 million in the fourth quarter of fiscal 2006.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of AAR CORP. elected Gerald F. Fitzgerald, Jr. to the Board of Directors of the Company effective April 11, 2006.  Mr. Fitzgerald is President and Chairman of Cornerstone Bancorp and LaSalle Bancorp, Inc. (LaSalle, IL).  Presently, Mr. Fitzgerald has not been named to a committee of the Board of Directors.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

99.1

Press release announcing the election of Gerald F. Fitzgerald, Jr. to the Board of Directors of AAR CORP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 13, 2006

AAR CORP.

		By:	/s/ TIMOTHY J. ROMENESKO
Timothy J. Romenesko
Vice President-Chief Financial Officer &
Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release announcing the election of Gerald F. Fitzgerald, Jr. to the Board of Directors of AAR CORP.